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                    [Letterhead of Willkie Farr & Gallagher]







May 14, 1999



Nextel Partners, Inc.
4500 Carillon Point
Kirkland, Washington 98033

Re:   $800,000,000 14% Senior Discount Notes
      due 2009 Exchange Offer

Ladies and Gentlemen:

         We have acted as counsel to Nextel Partners, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") on May 14, 1999 of a registration statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance, in exchange for $800,000,000 aggregate principal amount at maturity of the Company's 14% Senior Discount Notes due 2009 (the "Old Notes"), of $800,000,000 aggregate principal amount at maturity of the Company's 14% Senior Discount Notes due 2009 (the "New Notes"). The New Notes are to be issued pursuant to an Indenture dated January 29, 1999 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). Capitalized terms used herein and not defined have the meanings ascribed thereto in the Indenture.

         We hereby confirm that the statements set forth in the prospectus (the "Prospectus") forming a part of the Registration Statement under the subheading "Material United States Federal Income Tax Consequences" accurately describe the material federal income tax consequences to the holders of the New Notes issued pursuant to the Prospectus.

         We know that we are referred to under the heading "Legal Matters" in the Prospectus, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit
8.1 thereto.

         Very truly yours,

         /s/ Willkie Farr & Gallagher